EXHIBIT 10.8
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 31st day of March, 2008, between Robert J. Siefert (“Executive”) and National Investment Services, Inc. (the “Company”), a Wisconsin corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).
PRELIMINARY STATEMENT
          Pursuant to that certain Stock Purchase Agreement, dated as of February 28, 2008 (the “Purchase Agreement”), by and among Titanium Asset Management Corp., a Delaware corporation (the “Purchaser”), NIS Holdings Inc., a Wisconsin corporation (the “Seller”), the Company and the Shareholders, the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the issued and outstanding shares of capital stock of the Company (the “Transactions”).
          Pursuant to Sections 7.1(e) and 8.1(f) of the Purchase Agreement, it is a condition to the obligation of the Purchaser to consummate the Transactions that the Company and Executive enter into this Agreement. Executive acknowledges that the Purchaser would not have entered into the Purchase Agreement or agreed to consummate the Transactions but for the covenants and agreements of Executive contained herein.
          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
          1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on the third anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 4 or extended as hereinafter provided (such period, as extended or terminated, the “Term”). Beginning on the third anniversary of the Commencement Date, and on each anniversary of the Commencement Date thereafter, the Term shall extend for an additional one-year period from the then current expiration date of the Term unless at least 60 days prior to the subsequent anniversary date either Executive or the Company provides written notice to the other party electing not to extend the Term.
          2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its President and Chief Investment Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive. Executive shall report to the Board of Directors of the Company (the “Board”) and shall be subject to the supervision of, and shall have such authority as is delegated by, the Board, which authority shall be sufficient to perform Executive’s duties hereunder. Executive shall devote Executive’s full time and reasonable best efforts in the performance of the foregoing services; provided, that Executive may accept other board memberships or other charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company. The Company shall provide Executive with a private office in the Company’s Milwaukee, Wisconsin facility and a parking space in a parking lot adjacent to such facility.
          3. Compensation and Benefits.
          3.1 Salary. As of the Commencement Date, the Company shall pay Executive a base salary of $400,000 per year, payable in accordance with the Company’s customary payroll practices (the “Base Salary”). The Base Salary shall be subject to annual review and adjustment as determined by the Board, in its sole discretion, on each anniversary of the Commencement Date during the Term and “Base Salary” shall thereafter refer to such adjusted amount.
          3.2 Bonus. The Board shall, in its sole discretion, determine whether Executive shall be entitled to an annual bonus in excess of Base Salary with respect to any year during the Term.
          3.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect.
          3.4 Reimbursement of Certain Expenses. Executive shall be reimbursed for such reasonable business expenses incurred by Executive in the performance of the Executive’s duties hereunder and approved by the Board, subject to the submission by Executive of documentation in such form and consistent with such procedures as the Board may from time to time require. Such reimbursable expenses shall include telephone and cell phone costs and home computer and internet costs.
          4. Termination of Employment Period. Executive’s employment shall terminate upon the occurrence of any of the following:
          4.1 Expiration of the Agreement Term. The expiration of the Term.
          4.2 Termination for Cause. The termination of this Agreement by the Company for Cause. For the purposes of this Agreement, “Cause” shall be deemed to exist upon the occurrence of any of the following:

               (a) a good faith finding by the Company that Executive has engaged in dishonesty, willful misconduct, insubordination, use of alcohol or gross negligence that is materially injurious to the Company;
               (b) use of illegal drugs by Executive;
               (c) intentional failure by Executive to comply with applicable laws or governmental regulations with respect to the Company’s operations or the performance of Executive’s duties;
               (d) Executive’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, dishonesty, fraud, theft or embezzlement of Company property; or
               (e) Executive’s material breach of his obligations under this Agreement, which breach, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.
          4.3 Termination by the Company Without Cause or by Executive for Good Reason. At the election of the Company, without Cause, at any time upon 30 days’ prior written notice to Executive or by Executive for Good Reason (as defined below).
          4.4 Death or Disability. Thirty days after the death or determination of disability of Executive. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 days, whether or not such days are consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement, with or without reasonable accommodations, in substantially the manner and to the extent required hereunder prior to the commencement of such disability.
          4.5 Voluntary Termination by Executive. At the election of Executive upon 90 days’ prior written notice to the Company.
          5. Effect of Termination.
          5.1 Termination for Cause, at the Election of Executive, Upon Expiration of the Term or Upon Executive’s Death or Disability. If Executive’s employment is terminated for Cause, by the voluntary election of Executive or upon the expiration of the Term, then the Company shall have no further obligations under this Agreement other than to pay to Executive any accrued but unpaid salary and reimburse Executive for any reimbursable expenses through the last day of Executive’s actual employment by the Company. If Executive’s employment is terminated due to Executive’s death or disability, then, as soon as practicable following Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but in no event later than March 15 of the year following the year in which Executive’s separation from service occurs, the Company shall pay to Executive or his estate, as the case may be, Executive’s Base Salary through the end of the month during which Executive’s employment was terminated.
          5.2 Termination by the Company Without Cause or by Employee for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, following Executive’s separation from service and commencing with the payroll period immediately following the Release Deadline (as defined below), the Company shall pay to Executive the annual Base Salary then in effect for twelve (12) months on a regular payroll basis; provided, that if Executive’s employment is so terminated during the first twelve (12) months of the Term (such initial twelve (12)-month period, the “Initial Period”), the Company shall pay Executive the annual Base Salary then in effect for the remainder of the Initial Period and an additional twelve (12) months thereafter. In addition, the Company shall continue its contributions toward Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the same length of time as it continues payment to Executive of Base Salary pursuant to this Section 5.2. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company. In order to be eligible to receive the payments described in this Section 5.2, Executive must execute in favor of the Company and not thereafter revoke the release agreement substantially in the form annexed hereto as Exhibit A within thirty (30) calendar days following Executive’s separation from service (the “Release Deadline”).
          5.3 Withholding. Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of the Executive’s separation from service, Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under Section 5.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of separation from service (or, if earlier, until the date of Executive’s death), at which time Executive shall be paid an aggregate amount equal to six months of payments otherwise due to Executive under the terms of Section 5.2, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the terms of Section 5.2, as thereafter applicable.
          5.4 Good Reason. As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) the assignment to Executive of duties inconsistent in any material respect with the duties of an officer of the Company; (b) a material reduction in Base Salary or other benefits or (c) relocation of Executive’s place of business to a location greater than 25 miles from Executive’s place of business on the date hereof; provided, that notice of termination for Good Reason must be provided by Executive to the Company within 30 days of Executive becoming aware of the event constituting Good Reason.

Notwithstanding the occurrence of any of events enumerated in this paragraph, an event shall not be deemed to constitute Good Reason if, within 30 days after the giving by Executive of notice of the occurrence or existence of an event that Executive believes constitutes Good Reason, the Company has fully corrected such event.
          5.5 Parachute Payments. In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, Executive under any other employer plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5.5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Benefits shall be either:
               (a) delivered in full, or
               (b) delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Company shall first reduce those Benefits which are not payable in cash and then reduce cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (b) above. A determination as to whether the Benefits shall be reduced to pursuant to (b) above and the amount of the Limited Benefit shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of the Executive’s separation from service, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error.
          6. Nondisclosure and Noncompetition.
          6.1 Proprietary Information.
               (a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Executive shall not, either during or after his employment, disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.
               (b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of his duties for the Company.
               (c) Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of any Affiliates of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.
          6.2 Inventions.
               (a) Disclosure. Executive shall disclose promptly to an officer or to attorneys of the Company in writing any idea, invention, work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items, an “Invention”) Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others. The disclosure required by this Section applies (i) during the period of Executive’s employment with the Company and for two years thereafter; (ii) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (iii) whether or not the Invention was made at the suggestion of the Company; (iv) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (v) whether or not the Invention is related to the general line of business engaged in by the Company.
               (b) Assignment of Inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during the Term and for two years thereafter.
               (c) Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.
               (d) Patents. Executive will assist the Company in obtaining, maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by this Section 6.2. Executive further agrees that his obligations under this Section 6.2 shall continue beyond the termination of his employment with the Company, but if he is called upon to render such assistance after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.
          6.3 Prior Contracts and Inventions; Information Belonging to Third Parties. Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive. Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would affect the Company’s rights or Executive’s duties under this Agreement, (b) there is no action, investigation or proceeding pending or threatened, or any basis therefor known to Executive, involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under, any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.
          6.4 Noncompetition and Nonsolicitation.
               (a) From the Commencement Date until two years after Executive is no longer employed by the Company or any of its Affiliates (the “Restricted Period”), Executive will not, directly or indirectly, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder, officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity, absent the Company’s prior written approval, carry on, or be engaged, concerned or take part in, or render services to (for compensation or otherwise), or own, share in the earnings of or invest in the stocks, bonds, or other securities of (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), any other person or entity that competes with the Group. For purposes of this Agreement, a person or entity “competes” with the Group if it (i) bids for, or otherwise solicits or interferes with, any existing business relationship of the Group (including the relationships of the Group with any of its clients, customers and/or accounts) or (ii) bids for or otherwise solicits a new relationship sought by the Group within the 12-month period prior to the termination of Executive’s employment hereunder and “Group” means, collectively, the Purchaser and its worldwide Affiliates.

               (b) Until the end of the Restricted Period, Executive shall not, as principal, proprietor, director, officer, partner, shareholder, employee, member, manager, consultant, agent, independent contractor or otherwise, for himself or on behalf of any other person or entity (except the Company or any other member of the Group, at the Company’s request), directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any person who at any time within the two-year period prior to the termination of his employment was in the employ of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.
          6.5 Interpretation. If any restriction set forth in this Article 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
          6.6 Acknowledgements. The restrictions contained in this Article 6 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. In view of the services which Executive shall perform hereunder, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of the Company and the Purchaser and provide to Executive access to confidential financial information, trade secrets, know-how and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Article 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company and the Purchaser and that the enforcement of such restrictive covenants shall not prevent Executive from earning a livelihood. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Article 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that the Company and the Purchaser shall, in addition to all other available remedies, be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive hereby waives trial by jury and agrees not to plead or defend on grounds of inadequate remedy at law or any element thereof in an action by the Company and/or the Purchaser against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of this Article 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Article 6. The Company shall be entitled to recover its reasonable attorneys’ fees in the event it prevails in such an action.
          7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.
          8. Jury Waiver. Executive and the Company agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or Executive’s employment by the Company.

          9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive. The Company shall not unreasonably withhold its consent to an amendment hereto requested by Executive for the purposes of avoiding a potential violation of Section 409A of the Code.
          10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Wisconsin without regard to principles of conflicts of laws thereunder.
          11. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with confirmation of successful delivery; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to a party at the following address (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):
If to Executive, to:
Robert J. Siefert
HOME ADDRESS APPEARS IN ORIGINAL
With a copy (which shall not constitute notice) to:
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention:
Facsimile:
If to the Company, to:
National Investment Services, Inc.
c/o Titanium Asset Management Corp.
2 North Tamiami Trail, Suite 1200
Sarasota, FL 34236
Attention: John Sauickie
Facsimile: (941) 827-9772
With a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attention: R. King Milling, Jr., Esq.
Facsimile: (212) 506-5151
          12. Successors and Assigns. If the Company, or any Successor Company (as defined below), shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of the Company or any such Successor Company is sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets is sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any member of the Group in connection with the underwritten public offering of the securities of such member. Except as provided in the two foregoing sentences, this Agreement shall not be assignable by the Company or by any Successor Company without Executive’s prior written consent. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.
          13. Miscellaneous.
          13.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          13.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
          13.3 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first set forth above.

EXECUTIVE:
/s/ Robert Seifert
Robert J. Siefert

COMPANY: NATIONAL INVESTMENT SERVICES, INC.
By:	/s/ Robert Kelly
	Name:	Robert Kelly
	Title:	CEO

Exhibit A
     1. Your Release of Claims. You hereby agree and acknowledge that by signing this release agreement (this “Release), and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1 of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Release (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.
     Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:
**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

[1]	For purposes of this Release, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

**	Any other Claim arising under state or federal law.
     You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.
     It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Release. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Release. ADEA also allows you to rescind your assent to this Release if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. If no such rescission notice is provided by you to the Company, then the eighth day following the Execution Date is the “Effective Date” of this Release.
     Furthermore, nothing in this Release shall be deemed to prohibit you from challenging the validity of this Release under the federal discrimination laws of the United States (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this Release and prevail in any claim under the Federal Discrimination Laws.
     2. Confidentiality and Other Agreements. You expressly acknowledge and agree to the following:
(a) that, on the date your employment with the Company is terminated, you will promptly return to the Company all Company documents (and any copies thereof) and property. Further, you agree that you will abide by any agreements regarding confidentiality or other post-employment obligations.
(b) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants); likewise, the senior management of the Company shall not make any such disparaging remarks about you.

/s/ Robert J. Siefert

Robert J. Siefert
Date signed: